Exhibit 2.1

PRIVILEGED & CONFIDENTIAL

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

ANAPTYSBIO, INC.

AND,

FIRST TRACKS BIOTHERAPEUTICS, INC.

Dated as of [•], 2026

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

i

EXHIBITS AND SCHEDULES

Exhibit A	Transition Services Agreement
Exhibit B	SpinCo Certificate of Incorporation/Certificate of Registration
Exhibit C	SpinCo Bylaws

Schedule A	RemainCo Assets
Schedule B	SpinCo Employees
Schedule C	SpinCo Liabilities
Schedule D	RemainCo Plans
Schedule E	Steps Plan
Schedule F	SpinCo Accounts
Schedule G	SpinCo Assets
Schedule H	Commingled Contracts
Schedule I	RemainCo Liabilities
Schedule J	Employment Arrangements
Schedule K	Retention Program

PRIVILEGED & CONFIDENTIAL

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2026, is entered into by and among AnaptysBio, Inc., a Delaware corporation (together with its successor entities, the “Company”) and First Tracks Biotherapeutics, Inc., a Delaware corporation (“SpinCo” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that it is in the best interests of the Company and its stockholders to separate certain businesses, product candidates and corporate infrastructure of the Company, such that at the time of the Distribution (i) the Company will own and conduct the Royalty Business and (ii) SpinCo will own and conduct the SpinCo Business;

WHEREAS, the Company Board of Directors has authorized the distribution to the Company’s stockholders as of the Distribution Record Date of all of the shares of common stock of SpinCo (“SpinCo Common Stock”), on a pro rata basis in accordance with their ownership interests in the Company, in accordance with the terms and conditions of this Agreement and subject to compliance with applicable Law (such distribution, the “Distribution”) to the holders of the Company’s issued and outstanding common stock, par value $0.001 per share (“Company Common Stock”), as of the Distribution Record Date, at the ratio of one (1) share of SpinCo Common Stock for every [•] of Company Common Stock;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall be a taxable distribution by the Company to its stockholders of the SpinCo Common Stock in respect of their stock governed by Section 301 and Section 311(b) of the Code and shall not be governed by Section 355 of the Code (the “Intended Tax Treatment”);

WHEREAS, prior to the Distribution, the Company shall, on the terms and subject to the conditions set forth in this Agreement, consummate (or cause to be consummated) the restructuring transactions in accordance with the structure and steps set forth in Schedule E up to, but not including, the Distribution (which Schedule may be amended, supplemented or otherwise modified as agreed in writing by SpinCo and the Company), which will result in (A) the Company owning all of the RemainCo Assets and assuming (or retaining) all of the RemainCo Liabilities, (B) SpinCo owning all of the SpinCo Assets and assuming (or retaining) all of the SpinCo Liabilities, and (C) all actions contemplated by Article II to be performed by their terms prior to the Distribution having been completed (the “Pre-Closing Reorganization”); and

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Accounting Expert” has the meaning set forth in Section 5.8(b).

“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified; provided that, for avoidance of doubt, after the time of the Distribution, none of the Company or any of its respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.

“Agent” has the meaning set forth in Section 3.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Assets” means all right, title and ownership interests in and to all assets, properties, claims, information generated for the Business, Intellectual Property, Contracts and rights (including goodwill) wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the Person), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company or to which the Company is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company, or under which the Company has or would reasonably be expected to have any liability, contingent or otherwise (in each case prior to giving effect to the Spin-Off).

“Business” means the Royalty Business or the SpinCo Business, as applicable.

“business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.

“Claim Notice” has the meaning set forth in Section 5.4(a).

“Closing” means the closing of the Distribution subject to the terms and conditions of this Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Per Share Value” means the sum of RemainCo Per Share Value and the SpinCo Per Share Value.

“Commingled Contract” means any Contract to which any member of the SpinCo Group or RemainCo Group is a party and relates to both (a) the SpinCo Business and (b) the Royalty Business, including the Contracts set forth on Schedule H, but excluding the Vanda License Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Controlled Claim” has the meaning set forth in Section 5.7(b).

“Company Indemnified Taxes” shall mean, without duplication, (i) any and all Taxes arising in respect of (x) the SpinCo Indemnifiable Pre-Closing Reorganization Steps or (y) the Distribution; (ii) any Transfer Taxes allocated to the Company under Section 5.6(c); and (iii) any Taxes of the Company or the consolidated group or other similar group filing a Consolidated Return of which the Company is or was the common parent for the Pre-Distribution Tax Period that are not SpinCo Indemnified Taxes.

“Company Per Share Value” means the final closing price per share of Company Common Stock immediately prior to the Distribution Effective Time, as reported in the New York edition of the Wall Street Journal.

“Company Prepared Returns” has the meaning set forth in Section 5.6(c).

“Confidential Information” means all non-public, confidential or proprietary information concerning a Party and/or its Subsidiaries or with respect to the Company, the Royalty Business, any RemainCo Assets or any RemainCo Liabilities, or with respect to SpinCo, the

SpinCo Business, any SpinCo Assets or any SpinCo Liabilities, as well as all Personal Information and all Protected Health Information, which, prior to or following the Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 6.1 or 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Confidential Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from sources other than the disclosing Party or its Subsidiaries not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

“Consent” means the consent, approval, license, permit, waiver, Order or authorization of any Person.

“Consolidated Return” has the meaning set forth in Section 5.6(g).

“Contract” means any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement or other instrument, in each case, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. A general partner or managing member of a Person will always be considered to Control such Person. The terms “Controlling” and “Controlled” and similar words have correlative meanings.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Distribution and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Distribution, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law) including to record or register transfer of title in each applicable jurisdiction, which shall be on an “as is,” “where is,” and “with all faults” basis.

“Copyrights” means works of authorship (whether or not copyrightable, including all Software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Current Employee” means, with respect to a Person, any individual who is actively employed by such Person or on a short-term leave of absence (including maternity, paternity, family, sick or short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leave but excluding, for the avoidance of doubt, any individual who is on a long-term leave of absence pursuant to a long-term disability Benefit Plan).

“Delayed Asset” has the meaning set forth in Section 2.4(b).

“Delayed Liability” has the meaning set forth in Section 2.4(b).

“Designated Person” has the meaning set forth in Section 6.6(i).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the day on which the Distribution is effected.

“Distribution Effective Time” means the time, on the Distribution Date, that the Company effects the Distribution.

“Distribution Ratio” means the ratio of the number of shares of SpinCo Common Stock received for every share of Company Common Stock in the Distribution.

“Distribution Record Date” means such date as may be determined by the Company Board of Directors or a committee of the Company Board of Directors, as the record date for the Distribution.

“Environmental Laws” means all Laws relating to pollution or the protection or preservation of human health or safety or the environment (including occupational), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Representation” has the meaning set forth in Section 6.6(i).

“Final Determination” has the meaning set forth in Section 5.6(d)(iii).

“Governmental Authority” means any court, nation, government, agency, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government and NASDAQ (or other securities exchange).

“Group” means the RemainCo Group or the SpinCo Group, as applicable.

“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s, as applicable, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder; (h) the Public Health Service Act, 42 U.S.C. § 262; and (i) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or affecting their respective businesses.

“Incentive Plans” means the Company’s Amended and Restated 2017 Equity Incentive Plan.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Information Statement” means the Information Statement filed with the SEC as an exhibit to the Spin-Off Registration Statement and made available to the holders of Company

Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights and intangible industrial property rights of every kind and nature however denominated, throughout the world, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, Know-How and Software, (b) internet domain names and social media designations, (c) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (d) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (e) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and (f) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IT Systems” means hardware, servers, databases, Software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.

“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, articles of manufacture, materials (including biological or chemical) or compositions of matter (including cell lines) of any type or kind, marketing reports, pricing and distribution costs, forecasts, strategies, plans, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, dosage regimens; in each case, whether or not patentable or copyrightable.

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, license, permit or any other legal requirement of any Governmental Authority, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.

“Liability” or “Liabilities” means any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Liable Party” has the meaning set forth in Section 2.6(b).

“Lien” means any lien, restrictive covenant, charge, security interest, claim, mortgage, pledge, hypothecation, encumbrance, deed of trust, lease, option, easement, servitude, proxy, voting or trust agreement, subscription right, right of first offer, right of first refusal, preemptive right or similar agreement, encumbrance or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Linked” has the meaning set forth in Section 2.8(a).

“Losses” means all losses, damages, claims, demands, payments, penalties, judgments or settlements, including all reasonable costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) relating thereto, suffered by an Indemnified Party; provided, that, Losses shall not include any special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market.

“New RemainCo Subsidiary” has the meaning set forth in the definition of “RemainCo Group.”

“Objection Notice” has the meaning set forth in Section 5.8(b).

“Order” means any decree, order, settlement, consent, stipulation, judgment, ruling, injunction, writ, award, temporary restraining order or other order in any Proceeding made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Other Party” has the meaning set forth in Section 2.6(a).

“Parties” and “Party” have the meaning set forth in the Preamble.

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“Permitted Liens” means (a) Liens for Taxes (i) that are not yet delinquent or (ii) the amount and/or validity of which are being contested in good faith and by appropriate Proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) Liens representing the rights of customers, suppliers and subcontractors arising in the ordinary course of business under the terms of any Contracts to which the relevant party is part or by operation of Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairers’, landlords’, contractors’, subcontractors’, suppliers’ or other similar Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent and that are not, individually or in the aggregate, significant), (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company to which they relate in the conduct of the business of the Company as currently conducted, (e) Liens with respect to real property, zoning regulations, building codes and other land use regulations or similar Laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s current use of such real property and (f) non-exclusive licenses of Intellectual Property rights granted by the Company in the ordinary course of business.

“Person” means any individual, corporation (including any nonprofit corporation), limited liability company, general or limited partnership, limited liability partnership, association, joint venture, estate, trust, company (including any company limited by shares or joint stock company), firm, society, or any other enterprise, association, entity or organization, including a Governmental Authority.

“Personal Information” means any information or data in any media that, alone or in combination with other information, (i) can be used to identify a natural person or (ii) constitutes “personal information,” “personal data,” “personally identifiable information” or any other equivalent term as defined under applicable Law.

“Post-Closing Matter” has the meaning set forth in Section 6.6(i).

“Post-Closing Representation” has the meaning set forth in Section 6.6(i).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Tax Period that ends on the Distribution Date.

“Prior Company Counsel” has the meaning set forth in Section 6.6(i)

“Privacy Obligations” means all applicable (i) Laws, (ii) contractual obligations and (iii) publicly posted privacy policies to which the Company is subject that are related to privacy, patient confidentiality, information security, data protection or the Processing of Personal Information.

“Privileged Information” means all information subject to the privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine.

“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or Control of the Company, , or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Protected Health Information” means all individually identifiable health information in any form or media, as defined by HIPAA and its implementing regulations as of the date hereof.

“Records” has the meaning set forth in Section 6.1(a).

“Registered Intellectual Property” means Patents, Trademarks, Copyrights and domain names that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“RemainCo” means the Company after the Distribution Effective Time.

“RemainCo Accounts” has the meaning set forth in Section 2.8(a).

“RemainCo Assets” means any and all right, title and interest in and to the following Assets: (a) (i) the RemainCo Names and Marks and any goodwill and common law rights thereto, (ii) the Registered Intellectual Property set forth on Schedule A-1 and (iii) all other Intellectual Property (other than Registered Intellectual Property) primarily related to the Royalty Business ((i)—(iii) collectively, the “RemainCo Intellectual Property”); (b) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Authority primarily related to the Royalty Business (“RemainCo Permits”); (c) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to the Royalty

Business; (d) all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies primarily related to the Royalty Business; (e) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents and any other confidential or proprietary information, in each case, to the extent primarily related to the Royalty Business; (f) any Contracts (A) primarily related to the Royalty Business, including the Contracts set forth on Schedule A-2(a) but excluding any Contracts relating to Software or IT Systems and (B) the Commingled Contracts (including the Commingled Contracts set forth on Schedule A-2(b)), and, in each case, all rights and obligations and other Liabilities (whether accrued or contingent) arising under any such Contracts, other than any such rights, obligations and other Liabilities primarily related to the SpinCo Business; (g) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to the Royalty Business, including the insurance policies set forth on Schedule A-3; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the RemainCo Group or the SpinCo Group; (h) any other Assets (other than Intellectual Property) that are owned, leased or licensed, at the Distribution Effective Time, that are primarily related to the Royalty Business; and (i) any goodwill related to the Royalty Business; provided, however, that the RemainCo Assets will exclude (A) all bank or brokerage accounts to which a member of the SpinCo Group acts as legal custodian, including the accounts listed on Schedule F, and any cash or cash equivalents of SpinCo contained therein as of the Distribution Effective Time other than one banking account to be designated by the Company; (B) all Assets that are acquired or otherwise become an Asset of the SpinCo Group after the Distribution Effective Time and (C) any and all rights to receive the Vanda Milestones.

“RemainCo Group” means the Company (or, after effectiveness of the Distribution, RemainCo), each Person (other than any member of the SpinCo Group) that is a Subsidiary of the Company immediately after the Distribution and each Person that becomes a Subsidiary of the Company following the date of this Agreement but prior to the Distribution that SpinCo and the Company mutually agree is a member of the RemainCo Group (a “New RemainCo Subsidiary”).

“RemainCo Indemnitees” means: (i) the Company and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except in the case of clauses (i) and (ii), the SpinCo Indemnitees.

“RemainCo Liabilities” means all Liabilities to the extent arising out of or resulting from: (i) any RemainCo Assets (other than Liabilities arising under (x) the SpinCo Shared Contracts or (y) any Commingled Contracts, in each case, to the extent such Liabilities relate to the SpinCo Business); (ii) the ownership or operation of the Royalty Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Effective Time, including all Proceedings that are not SpinCo Liabilities; (iii) the ownership or operation of any business conducted by the Company or any member of the RemainCo Group at any time after the Distribution Effective Time; (iv) any expenses allocated to RemainCo pursuant to Section 8.2; (v) any Liabilities allocated to the

Company or any member of the RemainCo Group pursuant to Section 4.3, including the portion of any annual bonuses attribution to the period prior to the Distribution Date; (vi) the payment of the amounts under the Retention Program; and (vii) Liabilities pursuant to any agreements or obligations, following the Closing, of any member of the RemainCo Group, under this Agreement or the Transition Services Agreement, including the Liabilities set forth on Schedule I. For the avoidance of doubt, the RemainCo Liabilities shall not include: (A) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as SpinCo Liabilities; (B) any agreements or obligations of any member of the SpinCo Group under this Agreement or the Transition Services Agreement; (C) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any SpinCo Asset, prior to, on or after the Distribution Effective Time; (D) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any SpinCo Permits issued under Environmental Law; or (E) any Liability arising out of or resulting from the storage, disposal, generation, shipment or other management of Hazardous Materials in connection with the SpinCo Business prior to the Distribution Effective Time. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.

“RemainCo Names and Marks” means the name “AnaptysBio” or any derivative or variation thereof, and any Trademarks associated with such name.

“RemainCo Per Share Value” means the first closing price per share of Company Common Stock following the Distribution Effective Time, as reported in the New York edition of the Wall Street Journal.

“RemainCo Permits” shall have the meaning set forth in the definition of “RemainCo Assets.”

“RemainCo Plans” means the Incentive Plans and any other plans or agreement set forth on Schedule D.

“RemainCo Shared IP” means the Patents, Trade Secrets, Know-How, and other proprietary information included in the RemainCo Assets that are (a) owned or otherwise licensable (without additional consideration) by the Company or the RemainCo Group as of the date of this Agreement and (b) necessary or reasonably useful to operate and exploit the SpinCo Business or any products, product candidates and research programs of the SpinCo Business and natural evolutions thereof.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Retention Program” means the program set forth on Schedule K.

“Royalty Business” means all businesses, operations and activities of the Company and its Subsidiaries (including SpinCo), whether or not such businesses, operations and activities are or have been terminated, divested or discontinued, in each case, as conducted at any time prior to the Distribution Effective Time and contemplated to be conducted with respect to holding and managing the rights to (i) dostarlimab under the Tesaro License Agreement, including the Jemperli royalties from the Confidential Settlement and Modification Agreement dated October 22, 2020 by and between the Company, Tesaro, Inc., Tesaro Development, Ltd., and GlaxoSmithKline LLC and (ii) the imsidolimab royalties from the Vanda License Agreement.

“Royalty License Agreements” means the (i) Vanda License Agreement and (ii) Collaboration and Exclusive License Agreement dated March 10, 2014 by and between the Company, Tesaro, Inc. and Tesaro Development, Ltd., as amended (“Tesaro License Agreement”).

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 5.8(b).

“Section 336(e) Election” has the meaning set forth in Section 5.8(a).

“Section 336(e) Election Statement” has the meaning set forth in Section 5.8(a).

“Section 336(e) Written Binding Agreement” has the meaning set forth in Section 5.8(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shared IP” means the RemainCo Shared IP and the SpinCo Shared IP, as applicable.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Spin-Off Registration Statement” means any registration statement to be submitted and/or filed with the SEC to effect the registration of the SpinCo Common Stock pursuant to the Securities Act and the Exchange Act, including any amendment or supplement thereto, information statement or prospectus, periodic report or similar disclosure document, and may include a proxy statement relating to the stockholder meeting of the Company to be held for the adoption of this Agreement, whether or not filed with the SEC or any other Governmental Authority.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Accounts” has the meaning set forth in Section 2.8(a).

“SpinCo Assets” means any and all right, title and interest in and to the following Assets: (a) all Intellectual Property other than the RemainCo Intellectual Property, including the Registered Intellectual Property set forth in Schedule G-1 and all other Intellectual Property primarily related to the SpinCo Business, (b) all Software and IT Systems; (c) all interests in the capital stock of, or any other equity interests in, each Person that becomes a Subsidiary of the Company following the date of this Agreement but prior to the Distribution that SpinCo and the Company mutually agree is a member of the SpinCo Group; (d) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment (including all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property; (e) all licenses, permits, registrations, approvals and authorizations that primarily relate to the SpinCo Business, including all permits issued by the FDA and comparable Governmental Authorities primarily relating to the SpinCo Business (and for the avoidance of doubt, not including any RemainCo Permits) (“SpinCo Permits”); (f) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to or arising out of the SpinCo Business; (g) an amount in cash and cash equivalents equal to $[•]; (h) all inventories of products, goods, materials, parts, raw materials and supplies primarily related to the SpinCo Business; (i) all Transferred Plans; (j) all rights in connection with and Assets funding any obligation under each Transferred Plan; (k) all cost information, supplier records, supplier lists, vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, including any and all other confidential or proprietary information, that, in each case, is primarily related to the SpinCo Business; (l) being those Contracts that primarily relate to the SpinCo Business, including the Contracts set forth on Schedule G-3(A), together with any rights or claims (whether accrued or contingent) arising under such Contracts and, to the extent related to the SpinCo Assets and the SpinCo Business, the rights and obligations and other Liabilities (whether accrued or contingent) arising under the Commingled Contracts set forth on Schedule G-3(B) (the “SpinCo Shared Contracts”); (m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to, or related to claims primarily arising out of, the SpinCo Business, including the insurance policies set forth on Schedule G-4; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (n) any goodwill related to the SpinCo Business; and (o) any and all rights to receive the Vanda Milestones and (p) any other Assets that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company (including RemainCo or any member of the RemainCo Group), that are primarily related to the SpinCo Business; provided, however, that the SpinCo Assets will exclude (A) for the avoidance of doubt, the RemainCo Assets; (B) all bank or brokerage accounts to which a member of the RemainCo Group acts as legal custodian as of the Distribution Effective Time; and (C) all Assets that are acquired or otherwise become an Asset of the RemainCo Group after the Distribution Effective Time.

“SpinCo Business” means the business, operations and activities of the Company and its Subsidiaries (including SpinCo), as conducted at any time prior to the Distribution Effective Time, that is not the Royalty Business.

“SpinCo Bylaws” has the meaning set forth in the Section 3.3.

“SpinCo Common Stock” has the meaning set forth in the recitals.

“SpinCo Controlled Claim” has the meaning set forth in Section 5.7(c).

“SpinCo Employees” means (i) the Current Employees of the Company or any of its Affiliates (including the SpinCo Group) listed on Schedule B, as such Schedule may be updated as reasonably agreed to after good faith discussion by the Parties, (ii) any employees of the Company or any of its Affiliates (including the SpinCo Group) who are on a long-term leave of absence pursuant to a long-term disability Benefit Plan, (iii) all current and former contractors or other service providers of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide, or primarily provided, services to the SpinCo Business, (iv) all former employees of the Company or any of its Affiliates (including the SpinCo Group) who, prior to their termination, primarily provided services to the SpinCo Business, and (v) all other current and former contractors or other service providers or employees of the Company or any of its Affiliates who do not otherwise meet the descriptions set forth in clauses (i), (ii), (iii) or (iv) of this definition of “SpinCo Employees.”

“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Distribution Effective Time (but after giving effect to the Pre-Closing Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Distribution Effective Time.

“SpinCo Indemnifiable Pre-Closing Reorganization Steps” are the steps undertaken by the Company, SpinCo and its Affiliates pursuant to (i) the Pre-Closing Reorganization and (ii) Section 2.1 and Section 2.2.

“SpinCo Indemnified Taxes” shall mean any (a) Transfer Taxes allocated to SpinCo under Section 5.6(c); and (b) U.S. federal, state, local and non-U.S. income Tax liability for any Pre-Distribution Tax Period, other than Taxes described in clauses (i)(x) and (y) and (ii) of the definition of Company Indemnified Taxes, to the extent related to the SpinCo Assets, as determined by the Parties on a pro forma SpinCo Group consolidated return prepared (i) assuming the members of the SpinCo Group were not included in the RemainCo Group; (ii) including only Tax Items relating to the SpinCo Assets in the relevant Tax Return of the RemainCo Group for the applicable tax period; (iii) except as provided herein, following the past practices of the Company in applying all applicable elections, accounting methods and conventions for the applicable taxable period; (iv) applying the highest applicable statutory marginal corporate U.S. federal, state, local and non-U.S. income Tax rate in effect for such taxable period; and (v) only taking into account actual cash Taxes payable by RemainCo attributable to taxable income generated outside of, or unrelated to, the Royalty Business and not attributable to the SpinCo Indemnifiable Pre-Closing Reorganization Steps or the Distribution; provided, further, that for purposes of clause (b)(v) of this definition, actual cash Taxes shall not include any Taxes to the extent attributable to a Tax Asset (without duplication) that is subsequently disallowed or determined to be unavailable.

“SpinCo Indemnitees” means: (i) SpinCo and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing.

For the avoidance of doubt, the term SpinCo Indemnitees shall not include stockholders of SpinCo in their capacity as stockholders thereof.

“SpinCo Liabilities” means all Liabilities, to the extent first arising, incurred or relating to periods from and after the Distribution Effective Time of the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), without duplication and in each case, not expressly allocated to or retained by RemainCo or any member of the RemainCo Group pursuant to this Agreement, including Liabilities arising out of or resulting from: (i) any SpinCo Assets (including any Liabilities under Commingled Contracts to the extent relating to, arising out of or resulting from the SpinCo Business); (ii) the ownership or operation of the SpinCo Business, from and after the Distribution Effective Time; (iii) the Transferred Plans; (iv) the employment or engagement of SpinCo Employees (including employment Taxes) arising following the Distribution Effective Time; (v) any Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.3; and (vi) Liabilities pursuant to any agreements or obligations of any member of the SpinCo Group under this Agreement or the Transition Services Agreement. For the avoidance of doubt, the SpinCo Liabilities shall not include: (A) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as RemainCo Liabilities, including but not limited to any accrued or unpaid Liabilities that are known as of the Distribution Effective Time, which shall be RemainCo Liabilities, except to the extent expressly identified on Schedule C or otherwise expressly allocated to SpinCo pursuant to this Agreement; (B) any agreements or obligations of any member of the RemainCo Group under this Agreement or the Transition Services Agreement; (C) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any RemainCo Asset prior to, on or after the Distribution Effective Time (unless otherwise provided by this Agreement); or (D) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any RemainCo Permits issued under Environmental Law. For the avoidance of doubt, any liabilities with respect to Taxes (other than employment Taxes relating to the SpinCo Employees as contemplated by clause (iv) above) shall be governed by Section 5.6.

“SpinCo Per Share Value” means the first closing price per share of SpinCo Common Stock following the Distribution Effective Time, as reported in the New York edition of the Wall Street Journal.

“SpinCo Permits” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Prepared Returns” has the meaning set forth in Section 5.6(d)(ii).

“SpinCo Shared Contracts” has the meaning set forth in the definition of “SpinCo Assets”.

“SpinCo Shared IP” means the Patents, Trade Secrets, Know-How and other proprietary information included in the SpinCo Assets that are (a) owned or otherwise licensable (without additional consideration) by SpinCo or the SpinCo Group as of the date of this Agreement and (b) licensed or obligated to be licensed as of the date of this Agreement to third parties pursuant to the Royalty License Agreements.

“Straddle Tax Period” means any Tax period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar, including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), windfall profit tax, custom duty, escheat, unclaimed property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty, or addition thereto.

“Tax Asset” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax benefit.

“Tax Claim” has the meaning set forth in Section 5.7(a).

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction, credit, recapture, or any other item which increases or decreases Taxes paid or payable.

“Tax Returns” means any return, report, information statement, election, notice, designation, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes (whether in tangible, electronic or other form).

“Third Party” means any Person who is not a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 5.4(a).

“Trade Secrets” means any trade secret as defined under applicable Law, including any trade secrets that relate to confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists, and supplier lists.

“Trademarks” means trademarks, service marks, corporate names, business names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transfer” and its derivatives, including “Transferring,” “Transferred,” and any other word form with the same root, shall be understood to mean to sell, assign, transfer, convey and deliver.

“Transfer Documents” has the meaning set forth in Section 2.2(b).

“Transfer Taxes” has the meaning set forth in Section 5.6(c).

“Transferred Employees” means the SpinCo Employees who are Current Employees as of immediately prior to the Distribution Effective Time.

“Transferred Plan” means any Benefit Plan that is not a RemainCo Plan.

“Transition Services Agreement” means that certain transition services agreement to be entered into by and between the Company and SpinCo at the closing of the Distribution, substantially in the form attached hereto as Exhibit A.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of the Vanda Milestones Collateral.

“Vanda” means Vanda Pharmaceuticals Inc.

“Vanda License Agreement” means the Exclusive License Agreement dated January 31, 2025 by and between the Company and Vanda.

“Vanda Milestones” means any and all milestone payments pursuant to Section 4.2 of the Vanda License Agreement.

“Vanda Milestones Collateral” has the meaning set forth in Section 4.9.

“Vanda Milestones Collateral Account” has the meaning set forth in Section 4.9.

Section 1.2 Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c)

“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day.

ARTICLE II

SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby. It is the intent of the Parties that, prior to the Distribution, SpinCo shall have been restructured in accordance with the Pre-Closing Reorganization, such that, following the consummation of such reorganization, (a) SpinCo shall be a Delaware corporation, (b) SpinCo shall, directly or indirectly, own the rights, title and interest in and to the SpinCo Assets, (c) the Company shall, directly or indirectly, own the rights, title and interest in and to the RemainCo Assets, including the equity interests in any New RemainCo Subsidiary, (d) SpinCo shall, directly or indirectly, retain or assume, as applicable, all of the SpinCo Liabilities, (e) the Company or its designees shall, directly or indirectly, retain or assume, as applicable, all of the RemainCo Liabilities, (f) the SpinCo Business shall be owned or held by SpinCo or its Subsidiaries and (g) the Royalty Business shall be owned or held by the Company or its Affiliates (other than SpinCo and its Subsidiaries). For the avoidance of doubt, the foregoing shall be conducted in accordance with Schedule E.

Section 2.2 Transfer of Assets and Assumption of Liabilities.

(a) No later than one day prior to the Distribution Date:

(i) Transfer and Assignment of SpinCo Assets. The Company shall Transfer to SpinCo or any member of the SpinCo Group designated by SpinCo, and such members of the SpinCo Group shall accept from the Company, all of the SpinCo Assets;

(ii) Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of (A) when, where or against whom such SpinCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of RemainCo Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or any member of the RemainCo Group designated by the Company, all of the RemainCo Assets, if any, held by SpinCo or any such members of the SpinCo Group; and

(iv) Acceptance and Assumption of RemainCo Liabilities. The applicable members of the RemainCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all RemainCo Liabilities in accordance with their respective terms, regardless of (A) when, where, or against whom such RemainCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such RemainCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such RemainCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.2(a), (i) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to prepare, execute and deliver, such Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid Transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)) and (ii) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)). All of the foregoing documents contemplated by this Section 2.2(b) shall be referred to collectively herein as the “Transfer Documents.” To the extent that any provision of a Transfer Document conflicts with any provision of this Agreement, this Agreement shall govern and control.

(c) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.

Section 2.3 Treatment of Commingled Contracts. From the date of this Agreement and until the date that is twenty-four (24) months after the Distribution, to the extent (i) the rights and obligations (or comparable services) under any Commingled Contract have not been or are not contemplated to be provided to either the SpinCo Group or the RemainCo Group pursuant to the Transition Services Agreement or sublicensed pursuant to Section 4.6, (ii) replacement Contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to this Agreement, and (iii) requested by SpinCo or RemainCo in good faith and in writing following the Distribution, RemainCo or SpinCo, as applicable, shall use commercially reasonable efforts to assist the other Party (in each case with effect following the Distribution Effective Time): (A) to establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the SpinCo Business or Royalty Business with any Third Party which is a counterparty to such Commingled Contract; (B) to assign to a member of the SpinCo Group or RemainCo Group, as applicable, the rights and obligations under such Commingled Contract to the extent related to either the SpinCo Business or the Royalty Business, as applicable, so that RemainCo and SpinCo or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Business; or (C) to establish reasonable and lawful arrangements designed to provide the SpinCo

Group or RemainCo Group, as applicable, with the rights and obligations under such Commingled Contract to the extent related to the SpinCo Business or the Royalty Business, as applicable; except in each case of (A), (B) and (C), RemainCo shall be under no obligation to assign any rights or obligations under a Commingled Contract to the SpinCo Group that would compromise, dilute, restrict or otherwise adversely affect the Royalty Business or RemainCo’s rights in and to the RemainCo Assets; provided, however, that neither the Company nor SpinCo makes any representation or warranty that any Third Party will consent to any such assignment or agree to enter into any such Contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group or RemainCo Group, as applicable, on the existing terms of the applicable Commingled Contract or at all. Neither RemainCo, SpinCo nor their Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation, offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party or to extend or renew any Commingled Contract to fulfill their obligations under this Section 2.3. For the avoidance of doubt, each Commingled Contract shall constitute a RemainCo Asset (except for those Contracts expressly set forth on Schedule G-4(B)) and the original Contract shall remain with RemainCo.

Section 2.4 Nonassignability of Assets and Liabilities.

(a) Notwithstanding anything to the contrary set forth herein, to the extent that any Transfer or attempted Transfer or assumption or attempted assumption hereunder is (i) prohibited by any applicable Law or (ii) without a Third Party consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Third Party consent has not been obtained prior to the Distribution, then, in each case, subject to the conditions to the Distribution, the Distribution shall proceed without such Transfer or assumption.

(b) From and after the Distribution, with respect to (i) any Asset whose Transfer pursuant to this Agreement is delayed (each, a “Delayed Asset”) or (ii) any Liability whose assumption pursuant to this Agreement is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (x) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use their commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, and (y) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or shall cause any relevant member of its Group to, (A) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (B) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (C) subject to Section 2.3 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (D) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability. Once the required Third Party consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred or assumed prior to the Distribution and owned by such Group for U.S. federal (and applicable state or local) income tax purposes from and after the Distribution, to the extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance with the terms of this Section 2.4), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Third Party consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 2.4, or the transactions contemplated by the Transition Services Agreement. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement or the Transition Services Agreement and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 2.4, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.

(c) The Party (or relevant member of its Group) retaining any Asset or

Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 2.4 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of SpinCo or the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Distribution.

Section 2.5 Wrong Pockets.

(a) Subject to Section 2.3 (Treatment of Commingled Contracts) and Section 2.4 (Nonassignability of Assets and Liabilities), if after the Distribution (i) any Party discovers that any SpinCo Asset is held by any member of the RemainCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such SpinCo Asset and (B) RemainCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset and all earnings to the extent arising from such SpinCo Asset from the time of the Distribution until the time of such transfer to SpinCo or an Affiliate of SpinCo designated by SpinCo, for no additional consideration, or (ii) any Party discovers that any RemainCo Asset is held by any member of the SpinCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such RemainCo Asset and (B) SpinCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset and all earnings to the extent arising from such RemainCo Asset from the time of the Distribution until the time of such transfer to the Company or an Affiliate of the Company designated by the Company, for no additional consideration. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties. For clarity, in the event that any Asset set forth in Section 2.5(a)(ii) is held by a former Affiliate of the SpinCo Group, SpinCo shall use reasonable best efforts to obtain the rights to such Asset back from such former Affiliate (or any applicable successor or assign). Any Transfer made pursuant to this Section 2.5(a) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution Effective Time, except as otherwise required by applicable Law or a Final Determination.

(b) At any time prior to the Distribution Effective Time, the Company may, in its sole discretion, elect to designate additional RemainCo Assets as SpinCo Assets, such that such Assets will be assigned to or remain with SpinCo at the closing of the Distribution; provided, that (i) any such designated RemainCo Assets must be primarily related to the SpinCo Business, and (ii) the designation of such Assets as SpinCo Assets may not result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets. To the extent that the designation of any such Assets as SpinCo Assets would result in the assumption of additional

SpinCo Liabilities by SpinCo that exceed the value of such Assets, or where such Assets are not primarily related to the SpinCo Business, the Parties will negotiate in good faith to determine the allocation of such Assets as between RemainCo and SpinCo.

Section 2.6 Novation of Liabilities.

(a) Each Party, at the written request of the other Party, shall use commercially reasonable efforts (i) to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Distribution Effective Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Distribution Effective Time as provided in this Agreement (such other Party, the “Other Party”) or (ii) to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms of such Contract, license or other obligation, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Distribution Effective Time. The Liable Party shall indemnify the Other Party as set forth in Article V; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party for losses resulting from such Other Party’s gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.7 Guarantees.

(a) (i) The Company shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, as applicable, and (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any Liability of the Company (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, as applicable, and (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for any Liability of SpinCo (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.7(b), no member of the SpinCo Group, or the RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.

(b) On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the SpinCo Group from a guaranty for the benefit of any member of the RemainCo Group, the Company shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the RemainCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached. On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the RemainCo Group from a guaranty for the benefit of any member of the SpinCo Group, SpinCo shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the SpinCo Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If any of SpinCo or the Company is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party whose Group is the relevant beneficiary of such guarantee or any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements shall indemnify and hold harmless the unreleased guarantor or obligor for any Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder and (ii) each of SpinCo and the Company agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

Section 2.8 Bank Accounts; Funds in Transit. Except as otherwise provided in the Transition Services Agreement:

(a) Prior to the Distribution Effective Time, the Company shall transfer title and ownership of each bank and brokerage account listed on Schedule F to a member of the SpinCo Group.

(b) Each Party agrees to take, or cause the members of its Group to take, at the Distribution Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts or agreements governing each bank and brokerage account owned by SpinCo as of the Distribution Effective Time, including the accounts listed on Schedule F, (collectively, the “SpinCo Accounts”) and all Contracts or agreements governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group as of the Distribution Effective Time (collectively, the “RemainCo Accounts”) so that each such SpinCo Account and RemainCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) (“Linked”) to any RemainCo Account or SpinCo Account, respectively, is de-Linked from such RemainCo Account or SpinCo Account, respectively. The respective owner or legal custodian of each SpinCo Account or RemainCo Account as of the Distribution Effective Time shall continue to own such SpinCo Account or RemainCo Account, as applicable, including all cash and cash equivalents contained therein. It is intended that, following consummation of the actions contemplated by this Section 2.8(a), there will be in place a cash management process pursuant to which (i) the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group and (ii) the RemainCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the RemainCo Group.

(c) With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement or the Transition Services Agreement.

(d) As between the Company and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Distribution Effective Time by either the Company or SpinCo (or any member of their respective Groups) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.

Section 2.9 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSITION SERVICES AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE TRANSITION SERVICES AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM, DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE, CHARGE, ASSESSMENT OR LIEN AND (B) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

ARTICLE III

DISTRIBUTION

Section 3.1 Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, the Company and SpinCo shall prepare and, in accordance with applicable Law, file with the SEC the Spin-Off Registration Statement, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1 shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert an alternative tax treatment in respect of the Distribution.

Section 3.2 Distribution.

(a) On the Distribution Date, the Company shall instruct the Company’s stock transfer agent (the “Agent”) to effect the Distribution by distributing SpinCo Common Stock to holders of record of Company Common Stock as of the Distribution Record Date, and to credit the appropriate number of such SpinCo Common Stock to book-entry accounts for each such holder of Company Common Stock, as further contemplated by this Agreement.

(b) The SpinCo Common Stock to be issued in the Distribution is generally intended to be distributed pursuant to a book-entry system. The Company shall instruct the Agent to deliver the SpinCo Common Stock previously delivered to the Agent to a depositary and to mail (or otherwise transmit in accordance with the Agent’s regular practices) to each holder of record of Company Common Stock on the Distribution Record Date, a statement of the SpinCo Common Stock credited to such holder’s account. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of SpinCo Common Stock on the Distribution Date. As soon as practicable following the Distribution Date, (i) the Agent shall aggregate all fractional SpinCo Common Stock into whole SpinCo Common Stock, and (ii) at the Company’s election, the Company shall either (A) distribute to each such holder such holder’s ratable share of the aggregate value of such SpinCo Common Stock, calculated as though such SpinCo Common Stock were sold in the open market at the then-prevailing prices, or (B) instruct the Agent to sell such SpinCo Common Stock in the open market at then-prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales, and after deducting any Taxes required to be withheld therefrom.

Section 3.3 SpinCo Organization Documents. On or prior to the Distribution Date, SpinCo shall have taken all necessary actions to provide for the adoption of the form Certificate of Incorporation in substantially the form attached hereto as Exhibit B and the form of SpinCo Bylaws in substantially the form attached hereto as Exhibit C, as such exhibit may be amended, supplemented or otherwise modified by SpinCo with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 3.4 Directors. On or prior to the Distribution Date, the Company and SpinCo shall have taken all necessary action to cause the board of directors of SpinCo to consist of the individuals identified by SpinCo to the Company prior to the Distribution, including the resignation or removal of any individuals not so identified.

Section 3.5 Election of Officers. On or prior to the Distribution Date, SpinCo shall take all actions necessary and desirable so that, as of the Distribution Date, the executive officers of SpinCo will be as set forth in the Spin-Off Registration Statement, including the resignation or removal of any individuals not so identified.

Section 3.6 State Securities Laws. Prior to the Distribution Date, the Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States in order to effect the Distribution.

Section 3.7 Listing Application. Prior to the Distribution Date, the Company and SpinCo shall prepare and file with a National Securities Exchange a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause such National Securities Exchange to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Common Stock. The Company and SpinCo agree that, at SpinCo’s option, SpinCo may list its shares for trading under the ticker symbol “ANAB” and the Company shall use reasonable best efforts to assist SpinCo in transferring the ticker symbol “ANAB” to SpinCo.

Section 3.8 Withholding. Notwithstanding anything in this Agreement to the contrary, each Party shall be entitled to deduct and withhold, or cause any paying agent of such Party to deduct and withhold, from any amounts payable or otherwise distributable in accordance with this Agreement, such amounts as are required to be deducted or withheld therefrom in accordance with the Code, or any other applicable federal, state, local or non-U.S. Tax Law. In the case of a distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (a) sell such withheld property to generate cash necessary to pay over the withholding tax or (b) pay the withholding tax using its own funds and retain such withheld property. To the extent such amounts are properly and timely deducted or withheld in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement or any other agreement as having been paid to, or distributed and received by, the Person to whom such amounts would otherwise have been paid or distributed.

ARTICLE IV

ADDITIONAL COVENANTS; FURTHER ASSURANCES

Section 4.1 RemainCo Names and Marks.

(a) Effective as of the Distribution Date, the Company, on behalf of itself, hereby grants to SpinCo and each member of the SpinCo Group a worldwide, non-exclusive,

non-transferable (except as otherwise set forth herein), royalty-free, fully paid-up license to use and display the RemainCo Names and Marks, solely to the extent necessary to transition from uses of such RemainCo Names and Marks in the SpinCo Business, including in connection with email addresses and IT Systems identifiers, in product designations (e.g. ANB033 and ANB101), for clinical trials, for regulatory purposes and communications, to exhaust existing inventories and supplies, on signage and materials owned or possessed by SpinCo as of the Distribution Date, and as otherwise required to comply with applicable Law.

(b) As promptly as reasonably practicable, but in any event within two (2) years after the Distribution Date, SpinCo shall endeavor to, and to cause its Subsidiaries to: (i) take all action necessary to change the corporate name of each entity that includes a RemainCo Name and Mark to a name that is not confusingly similar to any RemainCo Name and Mark and (ii) eliminate the RemainCo Names and Marks from, revise, paint over or otherwise obscure the RemainCo Names and Marks, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing the RemainCo Names and Marks) owned or controlled by SpinCo or any of its Subsidiaries after the Distribution Date; provided, that even after such period SpinCo shall be permitted to (x) exhaust all inventory featuring the RemainCo Names and Marks and (y) continue all uses of the RemainCo Names and Marks that are required to comply with regulatory requirements or applicable Law. Notwithstanding the forgoing, nothing shall restrict or limit SpinCo or any of its Subsidiaries from using or referencing the RemainCo Names and Marks to factually describe or provide information regarding the historical relationship of the Royalty Business to SpinCo and the SpinCo Group.

(c) SpinCo shall not, and shall cause each of its Subsidiaries not to, use the RemainCo Names and Marks in any manner that is reasonably likely to (i) harm or impair the goodwill associated with any of the RemainCo Names and Marks or (ii) compromise the validity of, or RemainCo’s ability to enforce, any of the RemainCo Names and Marks.

Section 4.2 Intellectual Property Recordation. The Company and SpinCo shall, and shall cause any members of their respective Groups to, promptly after the Distribution Date, but in no event later than twenty-one (21) business days thereafter, sign and execute all additional documents and undertake all other actions reasonably required or advisable to effectuate and register the ownership of all Intellectual Property (x) owned by SpinCo or any member of the SpinCo Group, on the one hand, or (y) owned by the Company or any member of the RemainCo Group, on the other, that is intended to be transferred to the other Party or a member of the other Party’s Group, pursuant to Section 2.2, in the United States Patent and Trademark Office and United States Copyright Office and all foreign equivalents thereof. Without limiting the foregoing, each of the Company and SpinCo acknowledges that, after the Distribution Date, the other Party is free to maintain, abandon, sell or assign all such Intellectual Property at its sole discretion without any consent of such Party.

Section 4.3 Employee Matters.

(a) Transfer of Current Employees. As part of the Pre-Closing Reorganization, and prior to the Distribution Effective Time, RemainCo Group shall transfer and assign the employment of each Transferred Employee to a member of the SpinCo Group.

(i) Severance. The Parties agree that the transfer of each Transferred Employee’s employment to a member of the SpinCo Group shall not be deemed to be a termination of employment by the applicable member of the RemainCo Group and shall not trigger any obligation to pay severance, separation pay, salary continuation or other similar benefits to such Transferred Employee.

(ii) Employment Arrangements. SpinCo will assume and honor all the Transferred Plans; provided that, except as set forth on Schedule J, any indemnification obligations for Company directors or officers regarding any actions taken prior to the Distribution Effective Time, including with respect to the transactions contemplated hereby, shall in the first instance be the responsibility of the Company; provided, further, that nothing in this provision shall amend, modify or abrogate in any way any Liabilities indemnifiable by RemainCo pursuant to Section 5.2 or SpinCo pursuant to Section 5.3.

(iii) Change in Control. The Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement shall not be a “change in control,” or term of similar import for purposes of any Transferred Plans or any of the RemainCo Plans.

(iv) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the RemainCo Group or any member of the SpinCo Group to (A) continue the employment of any Current Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Distribution Effective Time (except as required by applicable Law) or (B) change the employment status of any Current Employee from “at-will”.

(b) Transferred Plans; COBRA. Except as provided otherwise in the Transition Services Agreement, the Parties shall take any and all action as shall be necessary or appropriate such that, effective as of the Distribution Effective Time or such later date as contemplated by the terms of the applicable Transferred Plan or as required by applicable Law, the Company and each member of the RemainCo Group, to the extent applicable, shall cease to be a participating company in any Transferred Plan (if applicable). SpinCo shall remain responsible for compliance with the health care continuation coverage requirements of COBRA or other similar Law with respect to any current or former employee of the Company or its Affiliates who incurred a “qualifying event” under COBRA or other similar Law on or prior to the Distribution Effective Time. The Parties agree that neither the Distribution nor any transfers of employment from the Company to the SpinCo Group that occur as contemplated by this Agreement shall constitute a “qualifying event” for purposes of COBRA.

(c) Restricted Covenants. For the purposes of any restrictive covenant, in any Benefit Plan or any award thereunder, (i) neither SpinCo nor any member of the SpinCo Group shall be regarded as a “competitive entity” for any SpinCo Employees, (ii) working for the SpinCo Group will not breach any non-solicit or confidentiality provisions and (iii) the transfer of the SpinCo Employees’ employment to SpinCo by virtue of the Pre-Closing Reorganization will be deemed not to be a breach of any non-solicitation covenant. RemainCo Group shall enforce any restrictive covenant provisions, including without limitation non-competition, non-solicitation, Intellectual Property and confidentiality covenant, in Benefit Plans and awards thereunder against any SpinCo Employee whose employment with SpinCo terminates after the Distribution Effective Time.

(d) Treatment of Incentive Plans Awards; Cash Bonus Plans.

(i) Generally. Prior to the Distribution, the Company and SpinCo shall take any action as shall be necessary or appropriate to provide that, in connection with and effective as of the Distribution, (A) each outstanding option to purchase Company Common Stock granted under the Incentive Plans (a “Pre-Spin Company Option”) shall be adjusted so that such option is an option to acquire SpinCo Common Stock (a “SpinCo Option”) and an option to acquire Company Common Stock (a “Post-Spin Company Option”), (B) each outstanding restricted stock unit granted under the Incentive Plans that does not have any unachieved performance-based vesting conditions (a “Pre-Spin Company RSU”) shall be adjusted so that such restricted stock unit is a restricted stock unit in respect of SpinCo Common Stock (a “SpinCo RSU”) and a restricted stock unit in respect of Company Common Stock (a “Post-Spin Company RSU”), and (C) each outstanding restricted stock unit granted under the Incentive Plans that has unachieved performance-based vesting conditions (a “Pre-Spin Company PSU”) shall be adjusted so that such restricted stock unit is a restricted stock unit solely in respect of SpinCo Common Stock (a “SpinCo PSU”), in each case as set forth below. Prior to the Distribution, SpinCo shall adopt an equity compensation plan under which the SpinCo Options and SpinCo RSUs shall be issued with terms consistent with this Section 4.3(d)(i).

(ii) Post-Spin Company Options. The number of shares of Company Common Stock underlying each Post-Spin Company Option shall equal the number of shares underlying the applicable Pre-Spin Company Option. The exercise price of each Post-Spin Company Option shall equal the product, rounded up to the nearest cent, of (A) the exercise price of the applicable Pre-Spin Company Option multiplied by (B) the quotient obtained by dividing (1) the RemainCo Per Share Value by (2) the Combined Per Share Value. The Post-Spin Company Option shall otherwise receive the same treatment, and be subject to the same terms and conditions, as the Pre-Spin Company Option.

(iii) SpinCo Options. The number of shares of SpinCo Common Stock underlying each SpinCo Option shall equal the number of shares underlying the applicable Pre-Spin Company Option multiplied by the Distribution Ratio, the product of which shall be rounded down to the nearest whole number of shares. The exercise price of each SpinCo Option shall equal the price, rounded up to the nearest cent, determined by dividing (A) the product of (1) the exercise price of the Pre-Spin Company Option multiplied by (2) the quotient obtained by dividing (a) the SpinCo Per Share Value by (b) the Combined Per Share Value, by (B) the Distribution Ratio. Each SpinCo Option shall be otherwise subject to terms and conditions substantially the same as the applicable Pre-Spin Company Option.

(iv) Post-Spin Company RSUs. The number of restricted stock units subject to each Post-Spin Company RSU shall equal the number of shares subject to the applicable Pre-Spin Company RSU.

(v) SpinCo RSUs. The number of restricted stock units subject to each SpinCo RSU shall equal (1) the number of shares subject to the applicable Pre-Spin

Company RSU multiplied by (2) the Distribution Ratio, the product of which shall be rounded down to the nearest whole number of shares.

(vi) SpinCo PSUs. The number of restricted stock units subject to each SpinCo PSU shall equal the number determined by multiplying (1) the product of (A) the number of shares subject to the applicable Pre-Spin Company PSU and (B) the quotient obtained by dividing (i) the Company Per Share Value by (ii) the SpinCo Per Share Value by (2) the Distribution Ratio. The performance-based vesting conditions shall remain in place for the SpinCo PSUs provided that, the stock price hurdles shall be with respect to SpinCo Common Stock and shall be adjusted by dividing (A) the product of (i) the applicable hurdle and (ii) the quotient obtained by dividing (1) the SpinCo Per Share Value by (2) the Company Per Share Value by (B) the Distribution Ratio.

(vii) Accelerated Vesting Following the Distribution. Following the Distribution, if a change in control (based on the definition set forth in any long-term incentive plan of RemainCo or SpinCo, as applicable) of (A) RemainCo occurs, (i) all outstanding RemainCo equity awards shall accelerate and vest “single-trigger” and (ii) any RemainCo Employee who only works for RemainCo who experiences a “double-trigger” vesting event shall also vest into such RemainCo Employee’s SpinCo Options and SpinCo RSUs or (B) SpinCo occurs, any SpinCo Employee who only works for SpinCo who experiences a “double-trigger” vesting event shall also vest into such SpinCo Employee’s Post-Spin Company Options or Post-Spin Company RSUs.

(viii) RemainCo Cash Dividend Following the Distribution. Following the Distribution, if RemainCo declares any cash dividend, each holder of a Post-Spin Company RSU shall be entitled to a cash payment for each such Post-Spin Company RSU equal to the value of such dividend (the “RSU Dividend Payment”) on the date that is one year following the date of such dividend (the “Payment Date”), subject to continued service to SpinCo or RemainCo (as applicable) through such date. Following the Distribution, if RemainCo declares an extraordinary cash dividend, the exercise price of each Post-Spin Company Option shall be reduced by the value of such dividend (the “Dividend Value”), provided that the Post-Spin Company Option exercise price shall not be reduced to less than 25% of the RemainCo stock price immediately following the dividend and, to the extent that the Dividend Value is greater than the exercise price reduction, the remaining value (the “Option Cash Payment”) shall be paid in cash to each holder of such Post-Spin Company Option. The Option Cash Payment shall be made in respect of each (i) vested Post-Spin Company Option, as soon as reasonably practicable following the dividend payment date and (ii) unvested Post-Spin Company Option, on the Payment Date, subject to continued service to SpinCo or RemainCo (as applicable) through such date. Upon a termination of the Post-Spin Company RSU holder or the Post-Spin Company Option holder without Cause (as defined in the applicable equity award agreement) following the dividend date but prior to the Payment Date, the RSU Dividend Payment and Option Cash Payment (as applicable) shall be accelerated and paid on such termination date. For the avoidance of doubt, such termination without Cause shall not cause an acceleration of the underlying Post-Spin Company RSU or Post-Spin Company Option (as applicable).

(ix) Settlement. The Company shall be responsible for all Liabilities associated with Post-Spin Company Options and Post-Spin Company RSUs and SpinCo

shall be responsible for all Liabilities associated with SpinCo Options and SpinCo RSUs, including any share delivery, registration or other obligations related to the settlement of such awards.

(e) Short-Term Incentive Plans. SpinCo acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plans or program in which Transferred Employees participate; provided that, with respect to annual cash bonuses for calendar year 2026 payable to Transferred Employees, RemainCo shall reimburse SpinCo (within thirty (30) days following written demand therefor) for a pro-rata portion of each such bonus equal to the product of (x) the total amount of such bonus and (y) a fraction, the numerator of which is the number of days in calendar year 2026 occurring prior to and including the Distribution Date and the denominator of which is the total number of days in calendar year 2026. Notwithstanding the foregoing, (A) neither RemainCo nor any member of the RemainCo Group will assume any Liabilities for any annual cash or other short-term cash incentive plans or program maintained or sponsored by SpinCo or its Subsidiaries following the Distribution and (B) neither the SpinCo nor any member of the SpinCo Group will assume any Liabilities for any annual cash or other short-term cash incentive plans or program maintained or sponsored by RemainCo or its Subsidiaries following the Distribution.

(f) Individual Arrangements. SpinCo acknowledges and agrees that, except as otherwise provided in this Agreement, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the SpinCo Group and any Transferred Employee.

(g) Payroll and Related Taxes. The Parties shall, to the extent practicable, (A) treat the Company or a member of the RemainCo Group as a “predecessor employer” and SpinCo (or the appropriate member of the SpinCo Group) as a “successor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (B) cooperate with each other to avoid, to the extent possible, the filing of more than one United States Internal Revenue Service Form W-2 with respect to each Transferred Employee for the calendar year in which the Distribution Effective Time occurs.

(h) Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the Transferred Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the Transferred Plans, as applicable, as soon as administratively practicable after the Distribution Effective Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of Transferred Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(i) Director Obligations. Except for any SpinCo Options and SpinCo RSUs issued pursuant to Section 4.3(d)(iii) or Section 4.3(d)(v) to current or former members of the Company Board of Directors, the Company shall retain responsibility for the payment of any cash fees payable in respect of service on the Company Board of Directors, as required by existing Benefit Plans as of the date of this Agreement, that are payable but not yet paid as of the Distribution (which amounts, for the avoidance of doubt, shall be calculated on a pro-rated basis to reflect the period of service through the Distribution Date), and SpinCo shall have no responsibility for any such payments.

(j) No Third Party Beneficiaries. No provision of this Agreement shall be construed to create any right to any compensation or benefit on the part of any Transferred Employee or other future, present, or former employee of any member of the SpinCo Group or RemainCo Group under any Transferred Plan or otherwise. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. Nothing in this Agreement is intended to confer upon any Current Employee or former employee or service provider of SpinCo, the Company or either of their respective Affiliates any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 4.4 No Solicit; No Hire. None of RemainCo, SpinCo or any member of their respective Groups shall, for a period of twenty four (24) months from the Distribution Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule B of the other Party or its Subsidiaries as of the Distribution Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 4.4 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 4.4 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 4.4 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire employees of the other, the Parties shall not have an agreement not to hire employees of the other but agree not to actively solicit the services of each other’s employees for such period on and after the Distribution Effective Time as specified in this Section 4.4.

Section 4.5 Insurance Matters.

(a) From and after the Distribution Effective Time, with respect to any Losses, damages and Liabilities incurred by any member of the RemainCo Group prior to the Distribution Effective Time, SpinCo will provide RemainCo with access to, and RemainCo may, upon ten (10) business days’ prior written notice to SpinCo, make claims under, the Company’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the RemainCo Group prior to the Distribution Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) RemainCo shall report any claim in writing to SpinCo, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by SpinCo in accordance with the Transition Services Agreement and SpinCo’s claim reporting procedures in effect immediately prior to the Distribution Effective Time (or in accordance with any modifications to such procedures after the Distribution Effective Time communicated by the Company to SpinCo in writing);

(ii) RemainCo and the members of the RemainCo Group shall solely bear and be liable for (and neither SpinCo nor any members of the SpinCo Group shall have any obligation to repay or reimburse RemainCo or any member of the RemainCo Group for), and shall indemnify, hold harmless and reimburse SpinCo and the members of the SpinCo Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by SpinCo or any other members of the RemainCo Group under any insurance provided pursuant to this Section 4.5(a), including any indemnification payments under Article V, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the RemainCo Group, its employees or Third Parties; and

(iii) RemainCo shall solely bear and be liable for (and neither the Company nor any members of the SpinCo Group shall have any obligation to repay or reimburse RemainCo or any member of the RemainCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by RemainCo or any member of the RemainCo Group under the policies as provided for in this Section 4.5(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to SpinCo’s insurance carrier(s) (including any submissions prior to the Distribution Effective Time). To the extent that the SpinCo Group or the RemainCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to SpinCo’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, SpinCo may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Distribution Effective Time, SpinCo elects not to reinstate the policy aggregate, it shall provide prompt written notice to RemainCo, and RemainCo may direct SpinCo in writing to, and SpinCo shall, in such case, reinstate the policy aggregate; provided that RemainCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b) Except as provided in Section 4.5(a), from and after the Distribution Effective Time, neither RemainCo nor any member of the RemainCo Group shall have any rights to or under any of the insurance policies of SpinCo or any other member of the SpinCo Group. At the Distribution Effective Time, RemainCo shall, unless it has obtained the prior written consent of SpinCo, have in effect all insurance programs obligations required to comply with RemainCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to RemainCo’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber liability.

(c) Neither RemainCo nor any member of the RemainCo Group, in connection with making a claim under any insurance policy of SpinCo or any member of the SpinCo Group pursuant to this Section 4.5, shall take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between SpinCo or any member of the SpinCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by SpinCo or any member of the SpinCo Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of SpinCo or any member of the SpinCo Group under the applicable insurance policy.

(d) All payments and reimbursements by RemainCo pursuant to this Section 4.5 will be made within thirty (30) days after RemainCo’s receipt of an invoice therefor from SpinCo. If SpinCo incurs costs to enforce RemainCo’s obligations herein, RemainCo agrees to indemnify and hold harmless SpinCo for such enforcement costs, including reasonable, documented attorneys’ fees. SpinCo shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any RemainCo Liabilities and/or claims RemainCo has made or could make in the future, and no member of the RemainCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with SpinCo’s insurers with respect to any of SpinCo’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. RemainCo shall cooperate with SpinCo and share such information as is reasonably necessary in order to permit SpinCo to manage and conduct its insurance matters as it deems appropriate, including with respect to (i) any claims made pursuant to Section 4.5(a) and the management thereof, (ii) any policy premium adjustments with respect to the Company’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the RemainCo Group prior to the Distribution Effective Time, and (iii) the release of any and all Company surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither SpinCo nor any of the members of the

SpinCo Group shall have any obligation to secure extended reporting for any claims under any Liability policies of SpinCo or any member of the SpinCo Group for any acts or omissions by any member of the RemainCo Group incurred prior to the Distribution Effective Time.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the SpinCo Group in respect of any insurance policy or any other Contract or policy of insurance.

(f) RemainCo does hereby, for itself and each other member of the RemainCo Group, agree that no member of the SpinCo Group shall have any Liability whatsoever as a result of the insurance policies and practices of SpinCo and the members of the SpinCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 4.6 Shared IP.

(a) Effective as of the Distribution Date, the Company, on behalf of itself and the RemainCo Group, hereby grants to SpinCo and each member of the SpinCo Group a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.6(c)), non-sublicensable (except as set forth in Section 4.6(d)), non-exclusive license under the RemainCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary or reasonably useful to operate and exploit the SpinCo Business as conducted as of the Closing and any natural evolutions or extensions thereof.

(b) Effective as of the Distribution Date, SpinCo, on behalf of itself and the SpinCo Group, hereby grants to the Company and each member of the RemainCo Group a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.6(b)), non-sublicensable (except as set forth in Section 4.6(d)), non-exclusive license under the SpinCo Shared IP solely to the extent and for such purposes as such SpinCo IP is licensed or obligated to be licensed as of the date of this Agreement to third parties pursuant the Royalty License Agreements.

(c) The Company and SpinCo, as applicable, may assign the license granted in Section 4.6(a) and Section 4.6(b), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the Business of the Company or SpinCo, as applicable, and its Affiliates to which the license relates.

(d) The Company and SpinCo, as applicable, may sublicense the license granted in Section 4.6(a) and Section 4.6(b), as applicable, solely within the scope of the license granted to the Company and SpinCo, as applicable.

(e) Each Party will ensure, and will cause each member of its Group to ensure (i) that the Shared IP to which it is granted a license under this Agreement is maintained as the licensor Party’s Confidential Information under this Agreement (subject to any applicable exceptions in the definition of “Confidential Information”) and (ii) that any Shared IP that is a Trade Secret or Know-How is not disclosed by such Party, any member of its Group or their employees to any Person other than a permitted sublicensee of such Shared IP under this Agreement or as required under applicable Law. In addition, and without limiting anything in Section 6.5, each Party will ensure, and will cause each member of its Group to ensure, that any Person who receives disclosure of a Trade Secret or Know-How is contractually obligated to continue to maintain the status of such Trade Secret or Know-How under applicable Law.

(f) The licenses granted in Section 4.6(a) and Section 4.6(b), is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and each of the Company and SpinCo may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto.

(g) For the avoidance of doubt, this Section 4.6 shall survive in perpetuity.

Section 4.7 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.4, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transition Services Agreement.

(b) Without limiting the foregoing, from and after the Distribution Effective Time, each Party shall cooperate with the other Party, subject to Section 2.4, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, Transfer or title, and to make all filings with, and to obtain all Consents and/or approvals of, and provide any notices to, any Governmental Authority or other Person under any permit, license, Contract, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.4, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party, free and clear of any Liens, other than any Permitted Liens.

(c) On or prior to the Distribution Effective Time, the Company and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Transition Services Agreement.

(d) At or prior to the Distribution Effective Time, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into any Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement or the Transition Services Agreements.

Section 4.8 Vanda License Agreement.

(a) RemainCo shall cooperate with SpinCo to request that Vanda (i) remit all Vanda Milestones directly to SpinCo (and not RemainCo) or its designee and (ii) permit SpinCo to enforce the obligation to pay Vanda Milestones against Vanda. Notwithstanding the foregoing, upon RemainCo’s receipt of any Vanda Milestones, RemainCo shall (i) promptly provide notice to SpinCo of its receipt of such Vanda Milestones, (ii) remit all received Vanda Milestones to SpinCo or its designee within thirty (30) days after the receipt thereof, (iii) maintain accurate books and records reasonably necessary to continuously track and account for which amounts received under the Vanda License Agreement constitute Vanda Milestones and which amounts constitute all other payments, and shall make such books and records available to SpinCo for inspection upon SpinCo’s reasonable request, and (iv) to the extent applicable, promptly segregate all received Vanda Milestones into a separate account or sweep such amounts from any account in which all other payments received under the Vanda License Agreement are deposited upon SpinCo’s prior written request in its sole discretion. From and after the Distribution Date, RemainCo shall diligently enforce its rights and Vanda’s obligations under the Vanda License Agreement, including with respect to any breach of Vanda’s diligence obligations under Section 3.2.3 of the Vanda License Agreement and any payment obligations with respect to the Vanda Milestones. RemainCo and SpinCo shall consult with each other with a view to determining the appropriate course of action to take with respect to any enforcement actions.

(b) SpinCo shall have the right to reasonably request information from RemainCo regarding the status of the Vanda License Agreement and the conduct of activities thereunder and RemainCo shall promptly respond to any such request (including, to the extent necessary to comply with any such information requests, exercising its information access and audit rights under the Vanda License Agreement).

(c) From and after the Distribution Date, neither RemainCo nor any of its Affiliates shall, without SpinCo’s prior written consent: (i) terminate the Vanda License Agreement or (ii) commit any acts or omit to take any acts that would, with the passage of time or otherwise, cause the breach or termination of the Vanda License Agreement or otherwise diminish or adversely affect Vanda’s obligation to pay the Vanda Milestones, including by failing to fulfill any of its obligations under the Vanda License Agreement or amending or permitting to be amended, the Vanda License Agreement or waiving or permitting to be waived any rights thereunder in a manner that would conflict with or adversely affect the right to receive the Vanda Milestones, decrease the likelihood of the events giving rise to the Vanda Milestones being achieved or payable or lessen the amount of the Vanda Milestones. RemainCo shall promptly provide SpinCo with written notice of any alleged, threatened, or actual breach of the Vanda License Agreement, whether by RemainCo or Vanda, and RemainCo and SpinCo shall consult with each other with a view to determining the appropriate course of action to take with respect to the applicable alleged, threatened or actual breach.

(d) For the avoidance of doubt, the forgoing obligations will be binding upon RemainCo’s successors and assigns of the Vanda License Agreement. RemainCo shall ensure that any successor or assignee of RemainCo to the Vanda License Agreement expressly assumes in writing (with a copy of the agreement provided to SpinCo (and its successors and permitted assigns)) the covenants set forth in this Section 4.8. All obligations set forth in this Section 4.8 shall expire upon SpinCo’s receipt of the last Vanda Milestone under the Vanda License Agreement.

Section 4.9 Backup Security Interest.

(a) As collateral security for the payment or performance when due, as the case may be, in full of RemainCo’s obligations to remit any Vanda Milestones to SpinCo (and its successors and permitted assigns) pursuant to Section 4.8, RemainCo hereby collaterally assigns and pledges to SpinCo (and its successors and permitted assigns), and hereby grants to SpinCo (and its successors and permitted assigns), a security interest in and continuing lien on all of RemainCo’s right, title and interest in, to and under the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by RemainCo, wherever located, and whether now or hereafter existing or arising (collectively, the “Vanda Milestones Collateral”): (i) any and all Vanda Milestones and any and all rights, claims, causes of action, and entitlements to receive the Vanda Milestones, including all contract rights under any agreement (including, without limitations to, the Vanda License Agreement) pursuant to which the Vanda Milestones arise or may become payable; (ii) all cash and cash equivalents constituting or derived from any Vanda Milestones; (iii) any account or deposit account into which any Vanda Milestones are deposited; (iv) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, any and all of the Vanda Milestones Collateral; and (v) to the extent not otherwise included, any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Vanda Milestones Collateral.

(b) RemainCo agrees that from time to time, at the expense of RemainCo, RemainCo will promptly execute and deliver, or otherwise authenticate, all instruments and documents, and take all reasonable actions that SpinCo (and its successors and permitted assigns) may request, in order to grant, preserve, perfect and/or protect any security interest granted or purported to be granted by RemainCo in this Section 4.9 or to enable SpinCo (and its successors and permitted assigns) to exercise and enforce its rights and remedies in this Section 4.9 with respect to any Vanda Milestones Collateral. Without limiting the generality of the foregoing, RemainCo shall (i) use commercially reasonable efforts to cause any and all Vanda Milestones to be deposited into a segregated deposit account reasonably acceptable to SpinCo (the “Vanda Milestones Collateral Account”) and (ii) upon the request of SpinCo (and its successors and permitted assigns), in its sole discretion, promptly with respect to any Vanda Milestones Collateral: (x) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary, in order to perfect and preserve the perfected security interest granted or purported to be granted by RemainCo in this Section 4.9 and (y) execute and deliver to SpinCo (and its successors and permitted assigns) a springing deposit account control agreement with SpinCo (and its successors and permitted assigns) and the depository bank with respect to the Vanda Milestones Collateral Account, in form and substance reasonably satisfactory to SpinCo (and its successors and permitted assigns), pursuant to which SpinCo (and its successors and permitted assigns) shall have control over the Vanda Milestones Collateral Account for purposes of Article 9 of the UCC.

(c) RemainCo hereby authorizes SpinCo (and its successors and permitted assigns) to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover the Vanda Milestones Collateral (or words of similar effect), in each case without the signature of RemainCo, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Vanda Milestones Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Upon any failure by RemainCo to remit Vanda Milestones to SpinCo in accordance with Section 4.8, (i) SpinCo (and its successors and permitted assigns) may exercise in respect of the Vanda Milestones Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Vanda Milestones Collateral), and (ii) all payments received by RemainCo in respect of the Vanda Milestones Collateral shall be received in trust for the benefit of SpinCo (and its successors and permitted assigns) in accordance with Section 2.8, shall be segregated from other funds of RemainCo and shall be forthwith paid over to SpinCo (and its successors and permitted assigns) in the same form as so received (with any necessary indorsement).

For the avoidance of doubt, the forgoing obligations will be binding upon RemainCo’s successors and assigns of the Vanda License Agreement. RemainCo shall ensure that any successor or assignee of RemainCo to the Vanda License Agreement expressly assumes in writing (with a copy of the agreement provided to SpinCo (and its successors and permitted assigns)) the covenants set forth in this Section 4.9. All obligations set forth in this Section 4.9 shall expire upon SpinCo’s receipt of the last Vanda Milestone under the Vanda License Agreement.

ARTICLE V

INDEMNIFICATION; RELEASE

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in the Transition Services Agreement, and (iii) for any matter for which any Indemnified Party is entitled to indemnification pursuant to this Article V, each Party (A) on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Pre-Closing Reorganization, Distribution or any of the other transactions contemplated hereunder and under the Transition Services Agreement and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Proceeding or claim against any member of the other Group in respect of such Liabilities. Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness.

(b) Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, the Transition Services Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or the Transition Services Agreement to continue in effect after the Distribution Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i) any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or the Transition Services Agreement including (A) with respect to the Company, any RemainCo Liability and (B) with respect to SpinCo, any SpinCo Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Transition Services Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Transition Services Agreement; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Proceeding or permit any other member of their respective Group to bring any Proceeding against a Person released in Section 5.1(a) with respect to such Liability.

(c) Nothing contained in Section 5.1(a) shall release the Company from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Proceeding is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(e) It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 5.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Distribution Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Distribution Effective Time), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

(f) Each of RemainCo and SpinCo, on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the RemainCo Group or the SpinCo Group, related to or arising out of the Distribution (including with respect to any “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply).

Section 5.2 Indemnification by the Company. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, the Company agrees to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the RemainCo Liabilities, (ii) the failure of the Company or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the RemainCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to SpinCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the RemainCo Group for the benefit of any member of the SpinCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement, (vi) any Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of the Company, in their capacity as such, in connection with the Distribution and (vii) any Company Indemnified Taxes. This Section 5.2 shall apply with respect to any Taxes solely to the extent such Taxes constitute Company Indemnified Taxes and in no event shall the Company be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any Losses to the extent such Losses relate to Taxes that are not Company Indemnified Taxes.

Section 5.3 Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo agrees to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses of the RemainCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the SpinCo Liabilities, (ii) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the SpinCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to RemainCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the RemainCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement (but excluding any such Liabilities to the extent relating to information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related Information Statement or such other filings), (vi) any Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of SpinCo, in their capacity as such, in connection with the Distribution and (vii) any SpinCo Indemnified Taxes. This Section 5.3 shall apply with respect to any Taxes solely to the extent such Taxes constitute SpinCo Indemnified Taxes and in no event shall SpinCo be required to indemnify, defend and hold the RemainCo Indemnitees harmless from and against any Losses to the extent such Losses relate to Taxes that are not SpinCo Indemnified Taxes.

Section 5.4 Claims.

(a) If a claim or demand is made by a Third Party (a “Third Party Claim”) against a SpinCo Indemnitee or a RemainCo Indemnitee (each, an “Indemnified Party”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (a “Claim Notice”). The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of the Indemnified Party to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.

(b) If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct; provided, however, that the Indemnifying Party may not assume the defense and investigation of a Third Party Claim if (x) the Indemnified Party reasonably determines that such assumption and investigation would have an adverse effect on Indemnified Party’s relationship with a Governmental Authority or a material supplier, customer or subcontractor and (y) such assumption and investigation would not, in the Indemnifying Party’s reasonable determination, have an adverse effect on the Indemnifying Party’s relationship with a Governmental Authority or a material supplier, customer or subcontractor. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Article V. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) or consent to the entry of any judgment (i) which does not, to the extent that an Indemnified Party may have any Liability with respect to such Proceeding, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party or (iii) in any manner that involves any injunctive relief against the Indemnified Party or that may materially and adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.

(c) The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against an Indemnifying Party under this Agreement, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose (at its own expense) to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party or its

Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(d) Except in the case of intentional fraud and as otherwise provided in this Agreement, the rights and remedies under this Article V are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party or any failure to perform any covenant or agreement set forth in this Agreement. Each Party expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to transactions contemplated by this Agreement.

Section 5.5 Limitation of Liability; Mitigation.

(a) No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement or the Transition Services Agreement or under any other Contract, agreement, arrangement or understanding.

(b) Each Indemnified Party shall use its respective commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this Article V promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided that such efforts in respect of Taxes shall not be required to the extent such efforts give rise to a greater than de minimis cost to the Indemnified Party.

(c) Any indemnity payment made by a Party to the other Party pursuant to this Article V in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from Third Parties (whether by payment, discount, credit, relief, insurance, reductions in cash Tax or otherwise) by the Indemnified Party or an Affiliate in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any Taxes. If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of expenses incurred by such Indemnified Party in collecting such amount.

(d) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any Third Party insurance proceeds or other indemnification, contribution or similar payments to which the

Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided that the Indemnified Party’s ability or inability to collect or recover any such insurance proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(e) The amount of any claim by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual cash Tax savings or insurance proceeds received by any Indemnified Party that result from the Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any cash Tax cost incurred by any Indemnified Party that results from receipt of payments under this Article V.

Section 5.6 Tax Matters.

(a) Other than as provided under Section 5.2, Section 5.3, Section 5.6(b), and Section 5.6(c), each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes.

(b) The Company shall be liable for any Company Indemnified Taxes and SpinCo shall be liable for any SpinCo Indemnified Taxes.

(c) The Company and SpinCo each hereby agree, any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby, together with any interest, penalties or additions with respect thereto (“Transfer Taxes”) shall be borne solely by the Company. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes. The Party legally required to do so shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns.

(d)

(i) The Company shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Pre-Distribution Tax Period except for SpinCo Prepared Returns (such Tax Returns, “Company Prepared Returns”). Unless otherwise required by Law, such Company Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. To the extent any Company Prepared Return is reasonably expected to result in SpinCo becoming responsible for a payment of Taxes pursuant to Section 5.6(b), the Company shall submit each such Company Prepared Return to SpinCo at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for SpinCo’s review, and the Company shall consider in good faith any comments proposed by SpinCo. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority.

(ii) SpinCo shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Pre-Distribution Tax Period that relate solely to SpinCo Indemnified Taxes (such Tax Returns, “SpinCo Prepared Returns”). Unless otherwise required by Law, such SpinCo Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. To the extent any SpinCo Prepared Return is reasonably expected to result in the Company becoming responsible for a payment of Taxes pursuant to Section 5.6(b), SpinCo shall submit each such SpinCo Prepared Return to the Company at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for the Company’s review, and SpinCo shall consider in good faith any comments proposed by the Company. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority.

(iii) The Parties (together with such Parties’ respective Affiliates) shall not take any position on any Tax Return or in connection with any Tax Claim with respect to any Tax Return that is inconsistent with the Intended Tax Treatment of the Distribution unless and until there has been a final determination within the meaning of Section 1313 of the Code (or any similar state, local or non-U.S. law) (“Final Determination”) or otherwise required by applicable Law.

(e) A Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates and shall not take any position that is inconsistent with the Intended Tax Treatment of the Distribution unless otherwise modified by a Final Determination or otherwise required by a change in applicable Law; and (ii) if such amended Tax Return is reasonably expected to result in the other Party becoming responsible for a payment of Taxes shown thereon or pursuant to this Section 5.6, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained, such consent not to be unreasonably withheld, conditioned or delayed.

(f) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with this Section 5.6 or for which the Party is otherwise responsible, net of any reduction for reasonable costs and additional Taxes in connection thereto.

(g) The Company will file a U.S. federal income Tax return, including any similar state or local income Tax returns (“Consolidated Return”) as may be filed under applicable state or local Law, for the taxable period ending on the date of the Closing. SpinCo will consent to join in the filing of any Consolidated Return filed by the Company and shall designate the Company as its agent for the purpose of taking any and all action necessary or incidental to such filing, including providing the Company with any and all reasonable information and consents as may be required and taking any and all other action as the Company may reasonably request that is necessary for the filing of such Consolidated Return. The Parties shall not take any action or position on any Tax Return or in connection with any Tax Claim that is inconsistent with this position unless and until there has been a Final Determination or otherwise required by applicable Law to the contrary.

Section 5.7 Tax Contests.

(a) The Parties shall notify each other within twenty (20) business days after receipt by it or any of its Affiliates of written notice of any pending U.S. federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to any Company Indemnified Taxes or SpinCo Indemnified Taxes for which the other Party could be responsible hereunder (a “Tax Claim”); provided, however, that the failure to give such notice shall not relieve the Parties of any of its obligations under this Section 5.7, except to the extent that the other Party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority.

(b) The Company will have the right to control, at its own expense, any Tax Claim that relates to a Company Prepared Return (a “Company Controlled Claim”); provided, however, that to the extent such Company Controlled Claim that could reasonably be expected to result in SpinCo becoming responsible for a payment pursuant to Section 5.6(b), the Company shall (i) keep SpinCo reasonably informed of material developments with respect to such Company Controlled Claim, (ii) consult with SpinCo before taking any significant or material action in connection with such Company Controlled Claim and (iii) to the extent such Company Controlled Claim is reasonably expected to give rise to Taxes of SpinCo, its Subsidiaries, or their Affiliates that are not Company Indemnified Taxes, not settle, compromise or abandon any such Company Controlled Claim without obtaining the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed).

(c) SpinCo will have the right to control, at its own expense, any Tax Claim that relates to a SpinCo Prepared Return (a “SpinCo Controlled Claim”); provided, however, that to the extent such Company Controlled Claim that could reasonably be expected to result in the Company becoming responsible for a payment pursuant to Section 5.6(b), SpinCo shall (i) keep the Company reasonably informed of material developments with respect to such SpinCo Controlled Claim, (ii) consult with the Company before taking any significant or material action in connection with such SpinCo Controlled Claim and (iii) to the extent such SpinCo Controlled Claim is reasonably expected to give rise to Taxes of the Company, its Subsidiaries, or their Affiliates that are not SpinCo Indemnified Taxes, not settle, compromise or abandon any such SpinCo Controlled Claim without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b) (Claims), the provisions of this Section 5.7 shall exclusively control with respect to any Tax Claim.

(e) Except for the provisions of Section 5.6 and foregoing provisions of this Section 5.7, any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) any agreements or arrangements solely between members of the SpinCo Group) to which SpinCo is a party or otherwise subject shall be terminated as of the Distribution Date and after the Distribution Date neither of SpinCo nor any of its Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.

Section 5.8 Section 336(e) Election.

(a) At its election, the Company shall make (or cause any of its Affiliates to make) a timely and irrevocable election under Section 336(e) of the Code (and any similar provision of applicable state or local income Tax Law) pursuant to Treasury Regulations Section 1.336-2(h) with respect to the Distribution pursuant hereto in accordance with Section 336(e) of the Code and the applicable Treasury Regulations thereunder (the “Section 336(e) Election”), including, for the avoidance of doubt, by duly executing and filing (i) a properly completed “Section 336(e) election statement” as described in Treasury Regulations Section 1.336-2(h)(5), which election statement shall contain the contents provided in Treasury Regulations Section 1.336-2(h)(6) (the “Section 336(e) Election Statement”) and (ii) a written, binding agreement, in accordance with Treasury Regulations Section 1.336-2(h), by and among the Company and SpinCo (as applicable) reflecting a binding obligation to make the Section 336(e) Election (such agreement, a “Section 336(e) Written Binding Agreement”). The Company and SpinCo hereby agree to be bound by the Section 336(e) Election and shall (and shall cause their respective Affiliates to): (a) take all necessary actions to effectuate the Section 336(e) Election, (b) act in accordance with the Section 336(e) Election for all applicable Tax purposes (including in the preparation and filing of any Tax Returns), (c) not take, or cause to be taken, any action or position inconsistent with the Section 336(e) Election unless required to do so pursuant to a Final Determination, and (d) duly and timely file all income Tax Returns and any other forms, attachments and schedules necessary to effectuate the Section 336(e) Election (including IRS Form 8883 and any similar forms under applicable state and local income Tax laws).

(b) Within thirty (30) days after the Distribution Date, SpinCo shall provide to the Company a schedule which will provide for the determination of the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such “aggregate deemed asset disposition price” and “adjusted grossed-up basis” among the Distribution Date assets of the applicable member or members of the applicable Group, each in accordance with Section 336 of the Code and applicable Treasury Regulations thereunder or any comparable provisions of state or local law (the “Section 336(e) Allocation Statement”). If within thirty (30) days after the Company’s receipt of the Section 336(e) Allocation Statement, the Company agrees in writing to such Section 336(e) Allocation Statement, then the Section 336(e) Allocation Statement shall be final and binding on the parties hereto, and the Company, SpinCo and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed Section 336(e) Allocation Statement. In the event the Company objects in writing to the Section 336(e) Allocation Statement within such thirty (30) day period (“Objection Notice”), SpinCo and the Company shall negotiate in good faith to resolve the dispute. If, after a period of thirty (30) days following the Company’s submission of an Objection Notice to SpinCo, any proposed changes set forth in the Objection Notice remain disputed, all such disputes shall be submitted as promptly as practical to an internationally recognized independent accounting firm reasonably acceptable to SpinCo and the Company (the “Accounting Expert”) for resolution, together with such supporting documentation and information as the Parties deem appropriate (it being agreed that the Parties will make their respective submissions contemporaneously on a date and in a manner directed by the Accounting Expert, and with a copy sent simultaneously and in the same manner to the other Party). The Accounting Expert shall act solely as an accounting expert and not as an arbitrator. The Accounting Expert (i) shall be bound by the provisions set forth in this Agreement, including the allocation principles set forth in this Section 5.8, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either SpinCo or the Company, and (iii) shall consider only those items and amounts set forth in the Objection Notice and the Section 336(e) Allocation Statement, including each of the components thereof, that are identified as being items and amounts to which SpinCo and the Company have been unable to agree. The fees, costs and expenses of the Accounting Expert will be allocated to and borne in inverse proportion to the relative extent to which SpinCo, on the one hand, and the Company, on the other hand, prevail on the disagreements resolved by the Accounting Expert. The Accounting Expert shall finally and conclusively resolve any dispute relating to matters set forth in this Section 5.8(b) within thirty (30) days following receipt of the submission. Such determination of the Accounting Expert shall, absent fraud or manifest error, be final, conclusive and binding upon, and non-appealable by, the parties hereto. Notwithstanding anything herein to the contrary, the failure of the Accounting Expert to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Expert invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Expert. Promptly upon receiving the final and binding Section 336(e) Allocation Statement, SpinCo and the Company shall return an executed copy thereof to the other Party. SpinCo, the Company and their respective Affiliates will not take any position, whether in audits, Tax Returns, or otherwise, that is inconsistent with any such final and binding Section 336(e) Allocation Statement unless required to by a Final Determination or otherwise required by applicable Law.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.1 Provision of Corporate Records.

(a) Except as specifically provided in Article V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the SpinCo Group for specific and identified agreements, documents, books, records or files (whether written or electronic) including accounting and financial records (collectively, “Records”) which primarily relate to SpinCo or the conduct of the SpinCo Business, or which SpinCo determines are necessary or advisable in order for SpinCo to prepare its financial statements and any reports or filings to be made with any Governmental Authority, the Company shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if SpinCo has a reasonable purpose for such originals) in the possession or control of any member of the RemainCo Group, but only to the extent such items are not already in the possession or control of the requesting Party or their Affiliates.

(b) Except as specifically provided in Article V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the RemainCo Group for specific and identified Records which relate to the Company or the conduct of the Royalty Business, or which the Company determines are necessary or advisable in order for the Company to prepare its financial statements and any reports or filings to be made with any Governmental Authority, SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if the Company has a reasonable purpose for such originals) in the possession or control of any member of the SpinCo Group, but only to the extent such items are not already in the possession or control of the requesting Party or their Affiliates.

Section 6.2 Access to Information. Except as specifically provided in Article V (in which event the provisions of such Article govern), and subject to applicable Law, for a period of five (5) years following the Distribution Date, upon reasonable prior notice, each of the Company and SpinCo shall (and shall cause its Subsidiaries to) afford the other applicable Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees and properties that relate to such other Party’s Business and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party all information concerning such other Party’s Business, as applicable, and such other Party’s properties and personnel related thereto as may be reasonably requested; provided, that the foregoing shall not require any Party or such Party’s Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would (A) be detrimental to such Party’s or any of its Subsidiaries’ Business or operations, (B) result in the disclosure of any Trade Secrets or Know-How of Third Parties or violate any of its obligations with respect to confidentiality, (C) be reasonably likely to result in a violation of any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (D) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding, (ii) disclose any Privileged Information of any Party or any of its Subsidiaries or (iii) submit to any invasive environmental testing or sampling.

Section 6.3 Tax Information and Cooperation. The Company and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Pre-Closing Reorganization, the Distribution and in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any Governmental Authority as reasonably requested, their respective employees and all records reasonably necessary in connection with Taxes of SpinCo or the SpinCo Business and in resolving all disputes and audits relating to Taxes allocable to a Pre-Distribution Tax Period. The Company and SpinCo agree to use commercially reasonable efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to SpinCo or the SpinCo Business relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party and its Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.3 that does not relate solely to SpinCo or the SpinCo Business except that, in the case of Tax information relating in part to SpinCo or the SpinCo Business, a Party otherwise required to provide Tax information under this Section 6.3 shall use commercially reasonable efforts to provide such Tax information as relates solely to SpinCo or the SpinCo Business (which may include, to the extent commercially reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to SpinCo or the SpinCo Business). For the avoidance of doubt, this Section 6.3 shall be subject to the last sentence of Section 5.6(c).

Section 6.4 Witnesses; Documents and Cooperation in Proceedings. At all times from and after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then-current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Proceeding brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).

(a) Without limiting any provision of this Section 6.4, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings.

(b) In connection with any matter contemplated by this Section 6.4, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a Trade Secret shall continue in effect for so long as the Confidential Information remains a Trade Secret under applicable Law, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or the Transition Services Agreement, (vi) to any Governmental Authority in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clauses (ii), (iii), (vi) or (vii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Each of SpinCo and the Company acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party and/or members of its Group were Subsidiaries of the Company prior to the Distribution Date. Each of SpinCo and the Company shall, and shall cause the other members of its Group to, hold and cause its and their respective Representatives (or potential buyers) to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Distribution Date between one or more members of the SpinCo Group and/or the RemainCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(c) With respect to any Personal Information or Protected Health Information disclosed by a Party pursuant to this Agreement, each Party agrees to comply with all applicable Privacy Obligations.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.5, then the applicable provisions contained in such Contract or policy shall control with respect thereto.

Section 6.6 Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the RemainCo Group and the members of the SpinCo Group, and that each of the members of the RemainCo Group and each of the members of the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates primarily to the Royalty Business (other than with respect to Liabilities as to which SpinCo is required to provide indemnification under Article V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information that relates primarily to the subject matter of any claims constituting RemainCo Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V, now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or the SpinCo Group.

(b) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates primarily to the SpinCo Business (other than with respect to matters or claims that are RemainCo Liabilities or other Liabilities as to which the Company is required to provide indemnification under Article V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V, now pending or which may be asserted in the future, in any lawsuits or other Proceedings initiated against or by SpinCo, whether or not the Privileged Information is in the possession of SpinCo or under the control of any member of the RemainCo Group or the SpinCo Group.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.6, with respect to all privileges not allocated pursuant to the terms of Section 6.6(a) and (b).

(d) No Party may waive any privilege which may be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third Party Claims or as provided in Section 6.6(e) below.

(e) In the event of any litigation or dispute between or among the Parties, or any members of the respective Groups, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the members of the respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f) If a dispute arises between or among the Parties or any members of the respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any member of the respective Groups of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former Representatives have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.6 or otherwise to prevent the production or disclosure of such Privileged Information.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreements of the Company and SpinCo, as set forth in Section 6.2, Section 6.3, Section 6.4, Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 and Section 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i) Each of the Parties acknowledge that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Prior Company Counsel”) have, on or prior to the Distribution Effective Time, represented one or more of the Parties and their Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the RemainCo Group, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which the Company or any of its Affiliates (including the RemainCo Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, the Company hereby (i) waives and shall not assert, and agrees after the Distribution Effective Time to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to the Company or any of its Affiliates (including the RemainCo Group), and even though Prior Company Counsel may (A) have represented the RemainCo Group in a matter substantially related to such dispute or (B) be currently representing the RemainCo Group. Without limiting the foregoing, the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the RemainCo Group or Prior Company Counsel’s duty of confidentiality as to the RemainCo Group and whether or not such disclosure is made before or after the Distribution Effective Time.

Section 6.7 Ownership of Information. Any information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to Article V or this Article VI shall be deemed to remain the property of the providing Party (or member of its Group). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such information, whether by implication, estoppel or otherwise.

Section 6.8 Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under Article V or this Article VI, agrees to reimburse the other Party (or member of such Party’s Group), upon the presentation of invoices therefor, for the reasonable out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), if any, incurred in seeking to satisfy the request of the requesting Party (or member of such Party’s Group).

Section 6.9 Retention of Records. Except (a) as provided in Section 6.3, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, the RemainCo Group and the SpinCo Group shall use commercially reasonable efforts to retain all Records relating to the Royalty Business and the SpinCo Business, as applicable, in accordance with its respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Parties’ respective records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by the Company or any member of the RemainCo Group prior to the Distribution and communicated to SpinCo in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire. Each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, commercially reasonable efforts shall include issuing a “litigation hold”).

Section 6.10 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications and additional provisions on the sharing, exchange or confidential treatment of Confidential Information set forth in this Agreement, the Transition Services Agreement and in any other agreement to which a member of the RemainCo Group and a member of the SpinCo Group is a party.

Section 6.11 Policies and Best Practices. Without representation or warranty, SpinCo and the Company shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form Contracts).

Section 6.12 Compliance with Laws and Agreements. Nothing in this Article VI shall be deemed to require any Person to provide any Privileged Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VII

CONDITIONS PRECEDENT TO THE DISTRIBUTION

Section 7.1 Conditions Precedent to Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction or waiver by each Party of each of the following conditions:

(a) the Spin-Off Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Spin-Off Registration Statement shall be in effect, no Proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Company Common Stock as of the Distribution Record Date;

(b) the SpinCo Common Stock to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements;

(c) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution or the Pre-Closing Reorganization;

(d) the Transition Services Agreement shall have been duly executed and delivered by the parties thereto; and

(e) the Pre-Closing Reorganization shall have been effected in all material respects.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The covenants and agreements of the Parties contained in Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Article V, Article VI and this Article VIII of this Agreement shall survive the Distribution Date.

Section 8.2 Distribution Expenses. Except as otherwise set forth in this Agreement or the Transition Services Agreement, all costs and expenses incurred on or prior to the Distribution Date in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, the Information Statement and the Spin-Off Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by RemainCo, and shall be deemed to be RemainCo Liabilities, in each case to the extent they are not paid prior to the Distribution Effective Time. Except as otherwise set forth in this Agreement or the Transition Services Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 8.3 Amendment. Subject to Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4 Waiver. At any time prior to the Distribution Effective Time, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

Section 8.5 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 8.6 Binding Effect; No Assignment; No Third Party Beneficiaries.

(a) This Agreement will not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that SpinCo shall have the right to, without RemainCo’s consent, assign or sell, or grant security interests in or enter into account control agreements with respect to, or otherwise encumber, in whole or in part, its rights to receive the Vanda Milestones together with its rights under Section 4.8 and Section 4.9 of this Agreement, and RemainCo shall agree to use commercially reasonable efforts to cooperate with SpinCo and any third-party successor, assignee, purchaser, or secured party in connection with any such assignment, sale, or encumbrance, including, without limitations to, by executing and delivering acknowledgment letters, payment direction letters, UCC financing statements, and such other documents and instruments as may be reasonably requested by SpinCo or such third party; provided that, the foregoing is in addition to, and not in limitation of, RemainCo’s obligations in connection with the perfection, maintenance, or enforcement of any security interest granted to SpinCo under Section 4.9 of this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b) Except as provided in Article V relating to Indemnified Parties, nothing in this Agreement, express or implied, will confer upon any Person other than RemainCo, and SpinCo and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

Section 8.7 Termination. This Agreement (including Article V) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by any written instrument executed by the Company, without the approval of SpinCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

Section 8.8 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 8.9 Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated by this Agreement, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated by this Agreement, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

Section 8.10 Submission to Jurisdiction; Waiver. Each of the Company and SpinCo irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company and SpinCo hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and SpinCo hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

Section 8.11 Waiver of Jury Trial. EACH OF THE COMPANY AND SPINCO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

Section 8.12 Specific Performance.

(a) The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at Law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.12(a), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages.

Section 8.13 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Company:

[•]

[•]

[•]

Attention:   [•]

Email:     [•]

with a copies (which does not constitute notice under this Agreement) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, New York 10019-6064

Attention:   Krishna Veeraraghavan

       Benjamin M. Goodchild

Email:      KVeeraraghavan@paulweiss.com

       BGoodchild@paulweiss.com

If to SpinCo:

[•]

[•]

[•]

Attention:   [•]

Email:      [•]

with a copies (which does not constitute notice under this Agreement) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:   Krishna Veeraraghavan

       Benjamin M. Goodchild

Email:      KVeeraraghavan@paulweiss.com

       BGoodchild@paulweiss.com

Any Party may by notice delivered in accordance with this Section 8.13 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

Section 8.14 Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Transition Services Agreement, contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter of prior agreements, written or oral, among the Parties with respect thereto.

Section 8.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ANAPTYSBIO, INC.

By:
Name:
Title:

FIRST TRACKS BIOTHERAPEUTICS, INC.

By:
Name:
Title: